UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2013

PROOFPOINT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35506	51-0414846
(Commission File Number)	(IRS Employer Identification No.)

892 Ross Drive Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 of this report under the heading “Indenture” is incorporated by reference into this Item 1.01.

Proofpoint, Inc. (the “Company”) estimates that the net proceeds from the offering of the Notes (as defined below) will be approximately $195.3 million after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for general corporate purposes and potential acquisition and strategic transactions. However, the Company does not have any commitments with respect to any such acquisitions or investments at this time.

In connection with the issuance of the Notes, on December 5, 2013, the Company amended its existing equipment loan agreement (the “Loan Agreement”), dated as of April 19, 2011, as amended, by and among the Company and Silicon Valley Bank to permit the issuance of the Notes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The terms and conditions of the Notes and Indenture described in Item 8.01 of this report are incorporated herein by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 8.01 of this report under the heading “Purchase Agreement” is incorporated by reference into this Item 3.02.

Item 8.01. Other Events.

Purchase Agreement

On December 5, 2013, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC and Deutche Bank Securities Inc., as representatives (the “Representatives”) of the purchasers named therein (collectively, the “Initial Purchasers”), relating to the Company’s sale of $201.25 million aggregate principal amount of its 1.25% Convertible Senior Notes due 2018 (the “Notes”)  to the Initial Purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and for initial resale by the Initial Purchasers to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers. The sale includes the exercise in full by the Representatives of their option under the Purchase Agreement to purchase up to an additional $26.25 million aggregate principal amount of Notes. The Purchase Agreement includes customary representations, warranties and covenants by the Company. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities under the Securities Act. The Notes and the shares of the Company’s common stock (the “Common Stock”) issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Indenture

The Notes were issued pursuant to an Indenture, dated as of December 11, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee.  The Notes are unsecured, unsubordinated obligations of the Company. The Notes will bear interest at a rate of 1.25% per year, payable in cash semi-annually in arrears beginning on June 15, 2014. The Notes mature on December 15, 2018 unless repurchased, redeemed or converted in accordance with their terms prior to such date.

The Company may redeem the Notes prior to the maturity date, on or after December 20, 2016, at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, including any additional interest, to, but excluding, the redemption date, if the last reported sales price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending within 10 trading days immediately prior to the date of the redemption notice exceeds 130% of the applicable conversion price for the notes on each applicable trading-day.

The Indenture includes customary terms and covenants, including certain events of default after which the Notes may be due and payable immediately.  The following events are considered “events of default,” which may result in acceleration of the maturity of the Notes:

(1)         default by the Company in any payment of interest, including any additional interest, on the Notes when due and payable and the default continues for a period of 30 days;

(2)         default by the Company in the payment of principal of the Notes when due and payable at its stated maturity, upon acceleration, upon optional redemption, upon any required repurchase, or otherwise;

(3)         failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right;

(4)         failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time and in the manner provided in the Indenture;

(5)         failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger or sale of assets of the Company;

(6)         failure by the Company to comply with any of its agreements under the Notes or the Indenture for a period of 60 days after written notice from the trustee or to the trustee from the holders of 25% or more in aggregate principal amount of the Notes then outstanding has been received;

(7)         a final judgment for payment in an aggregate amount of $20 million or more is rendered against the Company or any of its subsidiaries or any of their respective property or assets, and such judgment is not vacated, discharged, satisfied or stayed within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced;

(8)         an event of default by the Company or any of its subsidiaries as defined under any mortgage, agreement or other instrument, which default is caused by the failure to pay principal of or premium, if any, on such indebtedness upon its stated maturity, or which default results in the acceleration of such indebtedness prior to its express maturity and the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness the maturity of which has been so accelerated, aggregates $20 million or more and such acceleration has not been rescinded or annulled or such indebtedness discharged in full within 30 days; or

(9)         certain events of bankruptcy, insolvency or reorganization of the Company or any of its significant subsidiaries occurs.

The Notes are convertible into cash, shares of Common Stock or a combination thereof, at the Company’s election, at an initial conversion rate of 25.6271 shares of Common Stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $39.02 per share of Common Stock subject to adjustment. Prior to June 15, 2018, such conversion is subject to the satisfaction of certain conditions set forth below.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change (as defined in the Indenture) or in connection with a redemption are, under certain circumstances, entitled to an increase in the conversion rate. Additionally, in the event of a fundamental change (as defined in the Indenture), holders of the Notes may require the Company to repurchase all or a portion of their Notes at a price equal to 100% of the principal amount of Notes, plus any accrued and unpaid interest, including any additional interest, to, but excluding, the repurchase date.

Holders of the Notes may convert all or a portion of their Notes at their option prior to June 15, 2018, in multiples of $1,000 principal amount, only under the following circumstances:

•                  during any calendar quarter commencing after March 31, 2014, if the last reported sale price of Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than or equal to 130% of the applicable conversion price of the Notes on each such trading day;

•                  during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each day of that five day consecutive trading day period was less than 98% of the product of the last reported sale price of Common Stock and the applicable conversion rate of the Notes on such trading day;

•                  upon a notice of redemption in which case, the Company will increase the conversion rate for notes so surrendered for conversion in connection with such redemption notice; or

•                  upon the occurrence of specified corporate transactions.

A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The description of the Notes contained in this Form 8-K is qualified in its entirety by reference to the Indenture.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated December 11, 2013 between Proofpoint, Inc. and Wells Fargo Bank, National Association (including the form of 1.25% Convertible Senior Notes due 2018).
99.1	Press release dated December 11, 2013 announcing the completion of the Proofpoint, Inc. offering of 1.25% Convertible Senior Notes due 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date: December 11, 2013	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Indenture dated December 11, 2013 between Proofpoint, Inc. and Wells Fargo Bank, National Association (including the form of 1.25% Convertible Senior Notes due 2018).
99.1	Press release dated December 11, 2013 announcing the completion of the Proofpoint, Inc. offering of 1.25% Convertible Senior Notes due 2018.